UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 30, 2021

ORRSTOWN FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34292		23-2530374
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

77 East King Street,	P. O. Box 250	Shippensburg,	Pennsylvania	17257
(Address of Principal Executive Offices)				(Zip Code)

Registrant’s Telephone Number, Including Area Code:		(717)	532-6114

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ORRF	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers

On March 30, 2021, Thomas R. Brugger, Executive Vice President, Chief Financial Officer of Orrstown Financial Services, Inc. (the “Company”), notified the Company of his intent to retire effective April 27, 2021. Mr. Brugger’s departure is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
In connection with Mr. Brugger’s departure, the Company announced that Neelesh Kalani, the Company’s Senior Vice President, Chief Accounting Officer since March 2020, will be appointed Executive Vice President, Chief Financial Officer of the Company effective April 28, 2021. Mr. Kalani will continue to serve as the Company’s Principal Accounting Officer until his successor is identified and appointed. Mr. Kalani, age 46, has over 20 years of banking and financial services experience. Prior to joining Orrstown Bank in 2020, Mr. Kalani spent over seven years as the Chief Accounting Officer of Sun Bancorp, Inc. and served in previous comparable roles at Harleysville National Corporation and Willow Financial Bancorp, Inc. Previously, he worked seven years in the financial services audit group at KPMG, LLP with progressively increasing levels of responsibility. Mr. Kalani is a graduate of Drexel University, with a BS in Accounting and Finance, and is a Certified Public Accountant, licensed in Pennsylvania.
Pursuant to an offer letter (the “Offer Letter”), in connection with his appointment, Mr. Kalani will be paid an annual base salary of $285,000 and shall be eligible to participate in the Company’s 2021 Executive Bonus Plan, with a potential bonus opportunity of fifty percent of his annual base salary, in each case on a prorated basis. The terms of the Offer Letter also provide that Mr. Kalani is to receive a three-year employment agreement, as well as a change in control severance agreement, which will provide a severance benefit in the event of a termination of employment following a change in control of the Company equal to 2.99 times his annual compensation. The Offer Letter further provides that, following ninety days of employment as Chief Financial Officer, Mr. Kalani shall receive 4,000 restricted stock awards pursuant to the Company’s 2011 Stock Incentive Plan, all of which shall vest on the third anniversary of the grant date, provided he remains employed by the Company. Mr. Kalani will also be eligible to participate in the Company’s compensation and benefit plans and programs for similarly situated executives.
There are no family relationships between Mr. Kalani and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer. No information is required to be disclosed with respect to Mr. Kalani pursuant to Item 404(a) of Regulation S-K.
A copy of the press release announcing Mr. Brugger’s retirement and Mr. Kalani’s appointment is filed herewith as Exhibit 99.1 and incorporated herein by reference. The foregoing description of the Offer Letter is qualified in its entirety by reference to the complete terms and conditions of the Offer Letter, which will be filed no later than as an exhibit to the Quarterly Report for the period ended March 31, 2021.

Item 9.01    Financial Statements and Exhibits
(d)    Exhibits
The following exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

99	Press Release of Orrstown Financial Services, Inc., dated March 31, 2021.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORRSTOWN FINANCIAL SERVICES, INC.
Date: March 31, 2021	By:	/s/ Thomas R. Quinn, Jr.
Thomas R. Quinn, Jr. President and Chief Executive Officer (Duly Authorized Representative)